CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the previously filed Registration Statement on Form S-8 pertaining to the Crown Marketing Social Media Marketing Plan of our report dated October 13, 2015, relating to the consolidated balance sheets of Crown Marketing as of June 30, 2015 and 2014, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year ended June 30, 2015 and for the period December 2, 2013 (inception) to June 30, 2014, which appear in Crown Marketing’s Annual Report on Form 10-K for the year ended June 30, 2015, filed with the Securities and Exchange Commission.

Weinberg & Company. P.A.

Los Angeles, California

October 13, 2015